CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our report dated April 28, 2014 on the financial statements and financial highlights of the Arin Large Cap Theta Fund, a series of shares of beneficial interest of the Starboard Investment Trust.   Such financial statements and financial highlights appear in the February 28, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.